Exhibit 99.1

Moleculin Provides Update on Coronavirus Drug Development
FDA grants Pre-IND Meeting request
HOUSTON, May 27, 2020 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) ("Moleculin" or the "Company"), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today announced that the US Food and Drug Administration ("FDA") has granted the Company’s request for a Pre-IND Meeting to provide guidance regarding the Company’s plan to study its drug candidate, WP1122, in a clinical trial for patients with COVID-19 (the disease caused by the SARS-CoV-2 coronavirus). In addition, Moleculin provided a general update on its WP1122 development efforts.
On May 1, 2020, Moleculin submitted a request to the FDA for a Pre-IND Meeting to seek guidance on requirements for submitting an Investigational New Drug ("IND") application to study its drug candidate, WP1122, in a clinical trial for patients with COVID-19. On May 6, 2020, the FDA granted the Company’s meeting request, and indicated that its goal for providing written responses is June 30, 2020, but that it plans to act early on this meeting request, provided there are no significant deficiencies in the Pre-IND package or unexpected shifts in its work priorities. The FDA has created a special emergency program for possible COVID-19 therapies that it calls the Coronavirus Treatment Acceleration Program ("CTAP"). The FDA has stated that CTAP uses every available method to move new treatments to patients as quickly as possible, while at the same time finding out whether they are helpful or harmful.
Given the toxicology testing plan discussed below, we estimate that we should be able to submit our IND application in the second half of this year. More specific timing will depend upon the guidance we receive from our Pre-IND Meeting with the FDA.
"While we wait for guidance from the FDA, we have continued to move forward with testing on multiple fronts, "commented Moleculin Chairman and CEO Walter Klemp. "In that regard, it’s helpful to understand the various goals for preclinical testing. In the case of the research we previously announced on March 17, 2020 being conducted at an outside university research institution, this is essentially basic research into understanding, on a molecular level, the mechanism of action of WP1122 as a 2-DG prodrug and how that might affect SARS-CoV-2 and other viruses, as well as aggressive tumor cells. Such research is longer-term in nature and not required for our IND application, so it’s not part of our critical path for submitting an IND, and, if allowed by the FDA, getting WP1122 into clinic." The Company has begun supporting these research efforts by supplying drugs for testing and funding for analytical aspects of collaborative studies. The researchers are in the process of identifying the proper virology research laboratory to begin testing WP1122 against SARS-CoV-2 and/or other viruses.

In order to properly support the Company’s planned IND application, it has engaged ImQuest BioSciences ("ImQuest") and the Illinois Institute of Technology Research Institute ("IITRI"), two organizations focused on supplying the kind of contract research support required for an IND submission. While IITRI is initially focused on preclinical toxicology testing to help determine whether WP1122 can be considered safe for testing in humans, ImQuest is focused on supporting the scientific rationale behind proposing WP1122 as a possible treatment for COVID-19.
On April 7, 2020, Moleculin contracted with ImQuest for two rounds of preclinical assessment of the potential for WP1122 to address COVID-19. The first step was to demonstrate whether or not the improved pharmacology of WP1122 gave it a greater therapeutic window than 2-DG, a compound which was shown to stop replication of SARS-CoV-2 by an independent research team at the Göthe-University of Frankfurt in a preprint of a research article and also was previously shown to display antiviral activities in other viruses. This first ImQuest step was done with a cell viability assay comparing inhibition of virus-induced cytopathic effects of 2-DG and WP1122 head-to-head in a human cell line infected with a coronavirus. The second round was to demonstrate the ability of WP1122 to inhibit coronavirus production in mammalian cell culture. This was done using a virus yield reduction assay.

The testing done by ImQuest was performed on a surrogate of SARS-CoV-2 called Human coronavirus strain 229E ("HCoV-229E") because it was a validated assay immediately available at ImQuest. Moleculin’s scientific team and ImQuest consider HCoV-229E to be an appropriate model for SARS-CoV-2 in particular because one of the primary theoretical mechanisms of action ("MOA") for both 2-DG and WP1122 is alteration of the glycoprotein/glycan structures (spikes) that form on the outside shielding of the virus, and the glycoprotein/glycan spikes present on HCoV-229E play a similar function in the viral lifecycle to those on SARS-CoV-2. As well, the other primary MOA of 2-DG/WP1122 is the inhibition of glycolysis and the HCoV-229E surrogate has a similar dependence on glucose/mannose metabolism.
Although these in vitro results should not be considered conclusive or indicative of what will happen in vivo, the initial results received on May 4, 2020 show that both 2-DG and WP1122 have an antiviral effect on HCoV-229E. WP1122 displayed a greater therapeutic index than 2-DG, while the virus yield reduction assay demonstrated a 5 to 10-fold inhibition of coronavirus production by WP1122 and 2-DG when compared to untreated virus control.
"While we consider these initial results to be positive, one of the important things we have learned is that testing of 2-DG and WP1122 in vitro can be more challenging than testing of other drugs, like Remdesivir, for example, "added Mr. Klemp. "This is mainly because available testing methods often use significantly different concentrations of natural glucose in the cell culture medium and these tests can be based on very different human host cells. 2-DG and WP1122 are designed to directly affect glucose metabolism, therefore tests using widely different levels of glucose in the media and use of cells with different glucose dependence can lead to significantly different results. We will be placing increased focus on the development of a standardized procedure to test this new class of agents, along with determination of appropriate levels of growth media glucose and selection of the most appropriate human host cells for in vitro assays of WP1122 and related agents."
Out of an abundance of caution, on April 29, 2020, the Company requested ImQuest repeat their tests to provide additional confidence in their findings, and, as such, the Company cautions readers not to rely on these initial results. In addition to having ImQuest repeat their tests, the Company is arranging for additional in vitro testing to include additional human cell lines and the use of a validated SARS-CoV-2 assay, as well as testing against other pathogenic viruses, all with the intent of increasing the strength of the basic scientific rationale.
Mr. Klemp concluded: "It’s also worth remembering that an additional benefit of the IND-enabling work we are doing for WP1122 for the possible treatment of patients with COVID-19 is that this also supports the necessary work for an IND for WP1122 for the potential treatment of patients with other viral infections or certain cancers."
About Moleculin Biotech, Inc.
Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of oncology drug candidates for the treatment of highly resistant tumors and viruses. The Company's clinical stage drugs are: Annamycin, a Next Generation Anthracycline, designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity, being studied for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML; WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, being studied for brain tumors, pancreatic cancer and hematologic malignancies; and WP1220, an analog to WP1066, being studied for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in preclinical development of additional drug candidates, including additional Immune/Transcription Modulators, as well as compounds capable of Metabolism/Glycosylation Inhibition, such as WP1122.
For more information about the Company, please visit http://www.moleculin.com.
Forward-Looking Statements
Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements include, without limitation, whether the results of subsequent testing will statistically support the initial ImQuest results, the Company’s ability to file an IND in the second half of 2020, and whether additional testing will continue to support the potential for WP1122 to become a treatment for COVID-19 or other diseases. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts
James Salierno / Carol Ruth
The Ruth Group
973-255-8361 / 917-859-0214
jsalierno@theruthgroup.com
cruth@theruthgroup.com